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                                                                      EXHIBIT 11

                           SI DIAMOND TECHNOLOGY, INC.

                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE


                                                                   Three Months ended March 31,
                                                                -----------------------------------
                                                                     2001                   2000
                                                                ------------           ------------

Computation of income (loss) per common share:

   Net income (loss) applicable to common stockholders          $ (1,307,553)          $ (1,854,686)

   Weighted average number of common shares
         outstanding                                              60,829,605             54,236,200

   Net income (loss) per common share                           $      (0.02)          $      (0.03)


No computation of diluted loss per common share is included for either period because such computation results in an antidilutive loss per common share.


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